FOR IMMEDIATE RELEASE

DISCUSSIONS BETWEEN INTERPARFUMSSA AND BURBERRY CONTINUE FOLLOWING BURBERRY’S EXERCISE OF OPTION TO BUY OUT LICENSE ON DECEMBER 31, 2012

New York, New York, July 17, 2012: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that since December 2011, Burberry, the global luxury group and our subsidiary, InterparfumsSA, the prestige fragrance company and exclusive worldwide licensee for Burberry fragrance and beauty products, have been engaged in discussions on the creation of a new operating model for the business. Although an agreement has been reached on certain main terms and conditions, important points remain to be finalized.

To preserve its rights under the agreement, Burberry exercised its option to buy out the license rights effective December 31, 2012. Under the terms of the agreement, the buy out price amounts to €181 million (exclusive of receivables, inventories and other tangible assets).

However, the two parties are continuing their discussions on these important points in an effort to reach a new comprehensive agreement. If no new comprehensive agreement is reached, then the current license will end on December 31, 2012.

Jean Madar, Chairman & Chief Executive Officer of Inter Parfums, Inc. commented, “Discussions longer and more complex than expected have naturally led Burberry to exercise its option to buy out the license agreement before the July 31 deadline to ensure its ability to benefit from all possible alternatives. On our side, we have largely anticipated the consequences of this partnership being extended or not. For that reason, we are today particularly confident and motivated about the prospects of opening a new page in our history, regardless of the outcome of these discussions.”

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "should," "will," and "would," or similar words. You should not rely on forward-looking statements because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and "Risk Factors" in Inter Parfums' annual report on Form 10-K for the fiscal year ended December 31, 2011 and the reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Linda Latman (212) 836-9609/llatman@equityny.com
rgreenberg@interparfumsinc.com		Lena Cati (212) 836-9611/lcati@equityny.com
www.interparfumsinc.com		www.theequitygroup.com